EXHIBIT 99

                   [FED ONE BANCORP LETTERHEAD]



                      RELEASE DATE:   June 10, 1997

                      CONTACT: Lisa K. DiCarlo, SVP and Treasurer William Salvatori, SVP
                                      (304) 234-1100



FED ONE BANCORP ANNOUNCES EXPANSION

     Fed One Bank, a subsidiary of Fed One Bancorp, Inc. (NASDAQ: FOBC), announced today plans to open three full-service branch offices in Kroger supermarkets. The Bank, subject to regulatory approval and the final agreement, will place full-service offices in the new Kroger supermarkets located in Bellaire, Ohio; Clairsville, Ohio; and Wheeling, West Virginia. According to Senior Vice President William Salvatori, the Bellaire and St. Clairsville offices are schedules to open in 1997 and the Wheeling office is scheduled to open in the first quarter of 1998.

     The supermarket branches will be open seven days a week with evening
and weekend hours.   At the new branches, customers will find all the
accounts, services, and amenities of any full-service office, including a full range of checking accounts, savings accounts, mortgage loans and consumer loans. ATMs will also be located in each store.

     In-store branching industry leader, International Banking Technologies
(IBT), will assist Fed One with developing the specialized banking program. IBT reports that there are more than 5,000 in-store bank branches nationwide.

     Mr. Salvatori commented, "The locations for these offices were carefully selected to expand our existing branch network to provide even more convenience for our customers and to enable us to expand our customer
base.   The in-store banking strategy is a cost-effective means for expanding Fed One's delivery system."

     Fed One Bank currently operates eight banking offices in West Virginia and one banking office in Ohio.

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